                                                                  EXHIBIT 10.1

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (the "AGREEMENT") is entered into as of the 10th day of September, 1996, by and among CORESTAFF, INC., a Delaware corporation (the "BUYER"), and ON-LINE RESOURCES, INC., a Florida corporation ("ON- LINE"), and NALLURU C. MURTHY and CANAN GURMAN (individually a "SELLER," or collectively, the "SELLERS"). The Buyer and the Sellers are referred to collectively herein as the "PARTIES."

         The Sellers in the aggregate own all of the outstanding capital stock of On-Line.

         This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the outstanding capital stock of On-Line.

          Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

         1.      DEFINITIONS.

                 "ACTUAL KNOWLEDGE" means actual knowledge of the Sellers, without independent inquiry of any third party.

                 "ADJUSTED NET WORTH OF ON-LINE" means total assets of On-Line (excluding $116,361.55) minus total liabilities of On-Line as of the Closing Date, determined in accordance with generally accepted accounting principles and on the accrual method of accounting.

                 "ADJUSTED NET WORTH DEFICIENCY" means the amount, if any, by which the Adjusted Net Worth of On-Line is less than $3,572,439.55 as of the Closing.

                 "ADVERSE CONSEQUENCES" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, penalties, fines, costs, amounts paid in settlement (subject to Section 8(d) hereof), liabilities, obligations, taxes, liens, losses, expenses, and fees, including all reasonable attorneys' fees and court costs.

                 "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

                 "AFFILIATED GROUP" means any affiliated group within the meaning of Code Sec. 1504 (or any similar group defined under a similar provision of state, local or foreign law).
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                 "APPLICABLE RATE" means the announced prime rate in effect from time to time at Texas Commerce Bank, National Association plus 2% per annum.

                 "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

                 "BUYER" has the meaning set forth in the preface above.

                 "CLOSING" has the meaning set forth in Section 2(d) below.

                 "CLOSING DATE" has the meaning set forth in Section 2(d) below.

                 "CODE" means the Internal Revenue Code of 1986, as amended.

                 "CONFIDENTIAL INFORMATION" means all confidential information and trade secrets of On-Line including, without limitation, the identity, lists or descriptions of any customers, referral sources or organizations; financial statements, cost reports or other financial information; contract proposals, or bidding information; business plans and training and operations methods and manuals; personnel records; fee structure; and management systems, policies or procedures, including related forms and manuals.

                 "CONTROLLED GROUP OF CORPORATIONS" has the meaning set forth in Code Sec. 1563.

                 "CUSTOMER CONTRACT OR AGREEMENT" means any agreement whereby On-Line provides contract computer support services to a third party.

                 "DEFERRED INTERCOMPANY TRANSACTION" has the meaning set forth in Treas. Reg. Section 1.1502-13.

                 "DISAGREEMENT NOTICE" has the meaning set forth in Section 2(c) below.

                 "DISCLOSURE SCHEDULE" has the meaning set forth in Section 4 below.

                 "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or Material fringe benefit plan or program; in each case, which On-Line maintains or to which it contributes for the benefit of any former or current employee of On-Line.




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                 "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in
ERISA Sec. 3(2); in each case, which On- Line maintains or to which it contributes for the benefit of any former or current employee of On-Line.

                 "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(1); in each case, which On- Line maintains or to which it contributes for the benefit of any former or current employee of On-Line.

                 "E&Y DETERMINATION" has the meaning set forth in Section 2(c) below.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "EXCESS LOSS ACCOUNT" has the meaning set forth in Treas. Reg.
Section 1.1502-19.

                 "EXTREMELY HAZARDOUS SUBSTANCE" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

                 "FIDUCIARY" has the meaning set forth in ERISA Sec. 3(21).

                 "FINAL COMPUTATION" has the meaning set forth in Section 2(c) below.

                 "FINAL COMPUTATION EXPENSE" has the meaning set forth in
Section 2(c) below.

                 "FINANCIAL STATEMENT" has the meaning set forth in Section 4(e) below.

                 "GAAP" means generally accepted accounting principles as in effect from time to time.

                 "GROSS PROFIT MARGIN" means the gross profit of On-Line as customarily set forth on the Financial Statements.

                 "INDEMNIFIED PARTY" has the meaning set forth in Section 8(d) below.

                 "INDEMNIFYING PARTY" has the meaning set forth in Section 8(d) below.

                 "INTELLECTUAL PROPERTY" means all (a) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (b) copyrights and registrations and applications for registration thereof, (c) computer software, data and documentation, (d) to the extent legally protectable, trade secrets and confidential business information, know-how, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer lists and





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information), (e) to the extent legally protectable, other proprietary rights, and (f) copies and tangible embodiments thereof (in whatever form or medium).

                 "JOINT AND SEVERAL" has the meaning set forth in Section 10(a) below.

                 "KNOWLEDGE" means actual knowledge after reasonable investigation and inquiry, which inquiry shall include an inquiry of the employees of On-Line with responsibility for the matters in question.

                 "LIABILITY" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

                 "MATERIAL" has the meaning set forth in Section 4 below.

                 "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.

                 "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in Section 4(e) below.

                 "MOST RECENT FISCAL MONTH END" has the meaning set forth in
Section 4(e) below.

                 "MOST RECENT FISCAL YEAR END" has the meaning set forth in
Section 4(e) below.

                 "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Sec. 3(37).

                 "NET WORKING CAPITAL" means total current assets of On-Line less total current liabilities and any long-term debt of On-Line, determined in accordance with generally accepted accounting principles and on the accrual method of accounting.

                 "ON-LINE" has the meaning set forth in the preface above.

                 "ON-LINE SHARES" means any share of the Common Stock of On-Line, $0.01 par value.

                 "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

                 "PARTY" has the meaning set forth in the preface above.

                 "PBGC" means the Pension Benefit Guaranty Corporation.





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                 "PROHIBITED TRANSACTION" has the meaning set forth in ERISA
Sec. 406 and Code Sec. 4975.

                 "PURCHASE PRICE" has the meaning set forth in Section 2(b) below.

                 "REPORTABLE EVENT" has the meaning set forth in ERISA Sec.
4043.

                 "SECURITIES ACT" means the Securities Act of 1933, as amended.

                 "SECURITY INTEREST" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) mechanics', materialmen's and similar liens, (b) liens for Taxes not yet due and payable (or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings), (c) liens arising under workers' compensation, unemployment insurance, social security, retirement, and similar legislation, (d) liens arising in connection with sales of foreign receivables, (e) liens on goods in transit incurred pursuant to documentary letters of credit, (f) purchase money liens and liens securing rental payments under capital lease arrangements, and
(g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

                 "SELLERS" has the meaning set forth in the preface above.

                 "SEVERAL" has the meaning set forth in Section 10(a) below.

                 "SUBSIDIARY" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                 "TAKEOVER" means any offer, proposal for a merger, consolidation or other business combination involving On-Line, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of On-Line, other than pursuant to the transactions contemplated by this Agreement.

                 "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

                 "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.





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         2.      PURCHASE AND SALE OF ON-LINE'S SHARES.

                 (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Sellers, and Sellers agree to sell to the Buyer, all of his, her or its respective On-Line Shares for the consideration specified below in this Section 2.

                 (b) PURCHASE PRICE. The Buyer agrees to pay to the Sellers the sum of $17,621,509.25 in cash (the "PURCHASE PRICE") for the On-Line Shares to be purchased pursuant to the terms hereof. The Purchase Price shall be paid by Buyer to Sellers at the Closing by wire transfer of immediately available funds to an account or accounts designated by Sellers. The Purchase Price shall be allocated among the Sellers in proportion to their respective holdings of On- Line Shares as set forth in Section 4(b) of the Disclosure Schedule.

                 (c) PURCHASE PRICE ADJUSTMENT. The Purchase Price shall be adjusted at the Closing or within ninety (90) days from the Closing Date in the event and only in the event there is an Adjusted Net Worth Deficiency, the Purchase Price shall be decreased on a dollar-for-dollar basis by the amount of the Adjusted Net Worth Deficiency.

                 In the event the Parties in good faith are unable to agree on or calculate the Adjusted Net Worth Deficiency within thirty (30) days following the Closing Date, the Adjusted Net Worth Deficiency shall be determined subsequent to the Closing by Ernst & Young, L.L.P. in accordance with this Agreement (at the sole expense of the Buyer) (the "E&Y DETERMINATION"). If, within fourteen (14) days after receipt of the E&Y Determination, the Sellers deliver written notice to Buyer that the Sellers disagree with the E&Y Determination (the "DISAGREEMENT NOTICE"), then the Sellers and Buyer shall attempt in good faith to mutually determine the correct amount of the Adjusted Net Worth Deficiency within fourteen (14) days after Sellers deliver the Disagreement Notice to Buyer. If the Sellers and Buyer cannot in good faith mutually determine the amount of the Adjusted Net Worth Deficiency within such fourteen (14) day period, then Sellers will select another "Big 6") accounting firm reasonably satisfactory to the Buyer to compute the Adjusted Net Worth Deficiency (the "FINAL COMPUTATION"). The Final Computation shall be final, conclusive and binding on the Parties. The Sellers shall reimburse the Buyer for the Adjusted Net Worth Deficiency, if any, within ten (10) days of the same being determined as provided by this Section 2(c).

                 The Sellers shall pay the expense of the Final Computation (the "FINAL COMPUTATION EXPENSE") unless the Adjusted Net Worth Deficiency determined pursuant to the Final Computation differs by more than ten percent (10%) from the E&Y Determination, in which Buyer shall pay the entire amount of the Final Computation Expense. If the Sellers do not timely deliver the Disagreement Notice to Buyer, the Sellers shall be deemed to agree with and accept the E&Y Determination, which shall be final and conclusive against Buyer and the Sellers.





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                 (d)      THE CLOSING.  The closing of the transactions
contemplated by this Agreement (the "CLOSING") shall take place at the offices of Buyer, in Houston, Texas, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby as set forth in Section 7 below or on such other date and/or place as the Buyer and the Sellers may mutually determine (the "CLOSING DATE"); provided, however, that the Closing Date shall be no later than September 30, 1996.

                 (e) DELIVERIES AT THE CLOSING. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in
Section 7(b) below, (iii) the Sellers will deliver to the Buyer stock certificates representing all of his, her or its On-Line Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Sellers the consideration specified in Section 2(b) above as may be adjusted pursuant to the terms set forth in Section 2(c) above.

         3.      REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

                 (a) REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each of the Sellers Severally represents and warrants to the Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) with respect to himself or herself, except as set forth in Annex II attached hereto.

                          (i) AUTHORIZATION OF TRANSACTION. Each Seller has full power and authority to execute and deliver this Agreement and to perform his, her or its obligations hereunder and this Agreement has been duly executed and delivered by the Sellers. This Agreement constitutes the valid and legally binding obligation of each of the Sellers, enforceable in accordance with its terms and conditions.
         None of the Sellers need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                          (ii) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement by the Sellers, nor the consummation of the transactions contemplated hereby by the Sellers, will (A) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which any of the Sellers are subject, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any part the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement





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         to which any of the Sellers are a party or by which he, she or it is bound or to which any of his, her or its assets are subject and which has a Material adverse effect on On-Line or Sellers.

                          (iii) BROKER'S FEES. The Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                          (iv) ON-LINE SHARES. Each of the Sellers holds of record and owns beneficially the number of On-Line Shares set forth next to his, her or its name in Section 4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), claims, Taxes, Security Interests, options, warrants, rights, contracts, calls, commitments, equities, and demands. None of the Sellers are a party to any option, warrant, right, contract, call, put, or other agreement or commitment providing for the disposition or acquisition of any capital stock of On-Line (other than this Agreement). None of the Sellers are a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of On-Line.


                 (b) REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Sellers that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in Annex III attached hereto.

                          (i) ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                          (ii) AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder and this Agreement has been duly executed and delivered by the Buyer. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                          (iii) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement by the Buyer, nor the consummation of the transactions contemplated hereby by the Buyer, will (A) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to





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         which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject and which has a Material adverse effect on the Buyer.

                          (iv)    BROKERS' FEES.  Except as set forth in
         Section 6(j) hereof, the Buyer has no Liability or Obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

                          (v) INVESTMENT. The Buyer is not acquiring the On-Line Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

                          (vi) SOPHISTICATION. Buyer is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the On-Line Shares.

                          (vii) INFORMATION. Buyer confirms that the Sellers have made available to Buyer and its representatives and agents the opportunity to ask questions of the officers of On-Line and to acquire such additional information about the business and the financial condition of On-Line as Buyer has requested.

         4. REPRESENTATIONS AND WARRANTIES CONCERNING ON-LINE. Each of the Sellers Jointly and Severally represents and warrants to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by the Sellers to the Buyer and initialed by the Parties (the "DISCLOSURE SCHEDULE"). The Disclosure Schedule may be updated one or more times prior to the Closing Date and any updated Disclosure Schedule shall be delivered at or before the Closing. An updated Disclosure Schedule shall only be deemed to modify a representation and/or warranty made as of the date of this Agreement in the event, and only in the event, that Sellers acted in good faith and used their best efforts when preparing the original Disclosure Schedule delivered to Buyer on the date of execution of this Agreement. In the event any such updated Disclosure Schedule indicates a material change from information previously provided to the Buyer, Buyer shall be entitled to terminate this Agreement notwithstanding any other provision contained in this Agreement (without any liability whatsoever to the Sellers) by written notice delivered to the Sellers following receipt of such updated Disclosure Schedule. An event or matter will not be deemed to be "MATERIAL," to have a "MATERIAL" effect, to cause a "MATERIAL" change in or in respect of, to have a "MATERIAL" adverse effect or to be "MATERIALLY" affected unless the loss that may reasonably be expected to occur to





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On-Line with respect to such event or matter, when taken together with all other related losses that may reasonably be expected to occur to On-Line as a result of such event or matter, would exceed $20,000 in the aggregate or unless such event or matter constitutes a criminal violation of law. For purposes of this paragraph, the word "LOSS" shall mean any and all direct or indirect payments, obligations, assessments, losses, losses of income, liabilities, costs and expenses paid or incurred, or reasonably likely to be paid or incurred, or diminutions in value or reduction in benefits or rights of any kind or character (whether or not known or asserted before the date of this Agreement, fixed or unfixed, conditional or unconditional, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise) that are reasonably expected to occur, including without limitation, penalties, interest on any amount payable to a third party as a result of the foregoing, and any legal or other expenses reasonably expected to be incurred in connection with defending any demands, claims, actions or causes of action that, if adversely determined, could reasonably be expected to result in losses, and all amounts paid in settlement of claims or actions; provided, however, that losses shall be net of any insurance proceeds entitled to be received from a nonaffiliated insurance company on account of such loss (after taking into account any cost incurred in obtaining such proceeds). A Customer Contract or Agreement is "MATERIAL" if during the calendar years 1995 or 1996 such Customer Contract or Agreement produced $30,000 of Gross Profit Margin less any bad debt specifically related to such Customer Contract or Agreement. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other items itself, or unless the exception thereto would be apparent upon reading such document, without reference to facts outside the "four corners" of such document). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

                 (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. On-Line is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. On-Line is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except in those jurisdictions in which the failure to be so qualified would not Materially adversely affect the operations of On-Line. On-Line has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers of On-Line. The Sellers have delivered to the Buyer correct and complete copies of the charter and bylaws of On-Line (as amended to date). The minute books containing the records of meetings and/or resolutions of the stockholders, the board of directors, and any committees of the board of directors, the stock certificate books, and the stock record books of On-Line are correct and complete. On-Line is not in default under or in violation of any provision of its charter or bylaws.

                 (b) CAPITALIZATION. The entire authorized capital stock of On-Line consists of 1,000,000 On-Line Shares, of which 1,000,000 On-Line Shares are issued and outstanding and no On-Line Shares are held in treasury. All of the issued and outstanding On-Line Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in Section 4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which On-Line is a party or which are binding upon On-Line providing for the issuance, disposition, or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to On-Line. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the capital stock of On-Line.

                 (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which On-Line is subject or any provision of the charter or bylaws of On-Line or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any part the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which On-Line is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Security Interest upon any of its assets) which would have an adverse affect on On-Line. On-Line does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

                 (d) SUBSIDIARIES. Section 4(d) of the Disclosure Schedule sets forth for each Subsidiary of On-Line (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of On-Line has been duly authorized and are validly issued, fully paid, and nonassessable. On-Line and/or its Subsidiaries holds of record and owns beneficially all of the outstanding shares of any Subsidiary of On-Line, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Taxes, Security Interests, options, warrants, rights, contracts, calls, commitments, equities, and demands. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which On-Line is a party or which are binding on it providing for the issuance, disposition, or acquisition of any capital stock of any Subsidiary of On-Line. There are no outstanding stock appreciation, phantom stock, or similar rights with respect to any Subsidiary of

On-Line. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of On-Line. On-Line does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of On-Line.

                 (e) FINANCIAL STATEMENTS. Attached hereto as Exhibit B are the following financial statements (collectively the "FINANCIAL STATEMENTS"): (i) audited (to the extent prepared for any given year) and unaudited balance sheets and statements of income, changes in stockholder's equity, and cash flow as of and for the fiscal years ended on or about December 31, 1992, 1993, 1994 and 1995 (the "MOST RECENT FISCAL YEAR END") for On-Line; and (ii) unaudited balance sheets and statement of income, changes in stockholders' equity, and cash flow (the "MOST RECENT FINANCIAL STATEMENTS") as of and for the seven (7) months ended on or about July 31, 1996 (the "MOST RECENT FISCAL MONTH END") for On-Line. Except as set forth on Section 4(e) of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete, and are consistent with the books and records of On-Line (which books and records are correct and complete in all Material respects); subject to the absence of footnote disclosure, and in the case of the interim financial statements, to normal end-of-period adjustments that, both individually and in the aggregate, will not have a Material adverse effect on On-Line.

                 (f) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most Recent Fiscal Year End, there has not been any adverse change in the assets, Liabilities, business, financial condition, operations, results or operations, or future prospects of On-Line. Without limiting the generality of the foregoing, since that date:

                          (i) On-Line has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                          (ii) On-Line has not entered into any contract, lease, sublease, license or sublicense (or series or related contracts, leases, subleases, licenses and sublicenses) either involving more than $15,000 or outside the Ordinary Course of Business;

                          (iii) On-Line has not accelerated, terminated, modified, or canceled any contract, Customer Contract or Agreement, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) involving more than $15,000 to which On-Line is a party or by which it is bound;

                          (iv)    no party has notified On-Line of any
         acceleration, termination, modification or cancellation of any contract, Material Customer Contract or Agreement, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) involving more than $15,000 (other than a Material Customer Contract or Agreement) to which On-Line is a party or by which it is bound;

                          (v) On-Line has not imposed any Security Interest upon any of its assets, tangible or intangible;

                          (vi) On-Line has not made any capital expenditure (or series of related capital expenditures) either involving more than $20,000 singly or $100,000 in the aggregate, or outside the Ordinary Course of Business;

                          (vii) On-Line has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans, and acquisitions) either involving more than $15,000 or outside the Ordinary Course of Business;

                          (viii) On-Line has not created, incurred, assumed, or guaranteed any indebtedness (including capitalized lease obligations) either involving more than $15,000 singly or $50,000 in the aggregate or outside the Ordinary Course of Business;

                          (ix) On-Line has not delayed or postponed (beyond its normal practice) the payment of accounts payable and other Liabilities;

                          (x) On-Line has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $15,000 or outside the Ordinary Course of Business;

                          (xi) On-Line has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                          (xii) there has been no change made or authorized in the charter or bylaws of On-Line;

                          (xiii) On-Line has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock;

                          (xiv) Except for distributions to the Sellers to pay their respective Tax liabilities, On- Line has not declared, set aside, or paid any dividend or distribution with respect to its capital stock nor redeemed, purchased, or otherwise acquired any of its capital stock;

                          (xv) On-Line has not experienced any damage, destruction or loss involving more than $15,000 (whether or not covered by insurance) to its property;

                          (xvi) On-Line has not made any loan to, or entered into any other transaction involving more than $15,000 with, any of its directors, officers, and employees outside the Ordinary Course of Business giving rise to any claim or right on its part against the person or on the part of the person against it;

                          (xvii) On-Line has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement with any full-time staff employee;

                          (xviii) On-Line has not granted an increase outside the Ordinary Course of Business in the base compensation of any of its directors, officers, and/or full-time staff employees;

                          (xix) On-Line has not adopted any (A) bonus, (B) profit-sharing, (C) incentive compensation, (D) pension, (E) retirement, (F) medical, hospitalization, life, or other insurance,
         (G) severance, or (H) other plan, contract or commitment for any of its directors, officers, and employees, or modified or terminated any existing such plan, contract or commitment;

                          (xx) On-Line has not made any other change in employment terms for any of its directors, officers, and/or full-time staff employees;

                          (xxi) On-Line has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                          (xxii) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving On-Line; and

                          (xxiii) On-Line has not committed to any of the foregoing.

                 (g) UNDISCLOSED LIABILITIES. On-Line does not have any Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against it giving rise to any Liability) which is individually in excess of $5,000, except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceedings, hearing, investigation, claim, or demand).

                 (h)      TAX MATTERS.

                          (i) On-Line has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. Except for Taxes not yet due and payable, all Taxes owed by On-Line (whether or not shown on any Tax Return) have been paid. On-Line is currently not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been received by On-Line from an authority in a jurisdiction where On-Line does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of On-Line that arose in connection with any failure (or alleged failure) to pay any Tax.

                          (ii) On-Line has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party and On-Line has properly reflected the status of all employees and independent contractors in connection therewith as required by applicable Tax law and the Fair Labor Standards Act of 1938, as amended, and the rules and regulations promulgated thereunder.

                          (iii) No Seller or director or officer (or employee responsible for Tax matters) of On-Line expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of On-Line either (A) claimed or raised by any authority in writing or
         (B) as to which any of the Sellers and the directors and officers (and employees responsible for Tax matters) of On-Line has Knowledge based upon personal contact with any agent of such authority. Section 4(h) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to On-Line for taxable periods ended on or after December 31, 1991, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by On-Line since December 31, 1989.

                          (iv) On-Line has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                          (v) The unpaid Taxes of On-Line do not exceed the reserve for Tax Liability set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of On-Line in filing its Tax Returns.

                 (i) TANGIBLE ASSETS. On-Line owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from Material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear).

                 (j) OWNED REAL PROPERTY. On-Line does not own nor does it have any interest in any real property or improvements thereon (other than the leases disclosed in Section 4(l) of the Disclosure Schedule, and the leasehold improvements relating to the same) nor does On-Line have any options, agreements or contracts under which it has the right or obligation to acquire any interest in any real property or improvements (other than as disclosed in Section 4(l) of the Disclosure Schedule).

                 (k)      INTELLECTUAL PROPERTY.

                          (i) Pursuant to license, sublicense, agreement or permission, On-Line owns or has the right to use all Intellectual Property necessary for the operation of the businesses of On-Line presently conducted. Each item of Intellectual Property owned or used by On-Line immediately prior to the Closing hereunder will be owned or available for use by On-Line on identical terms and conditions immediately subsequent to the Closing hereunder. On-Line has taken all necessary action to protect each item of Intellectual Property that it owns or uses in the jurisdiction in which it currently operates its businesses.

                          (ii) On-Line has not interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of third parties, and none of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of On-Line, has ever received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation. To the Knowledge of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of On-Line, no third party has interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of On-Line.

                          (iii) Section 4(k) of the Disclosure Schedule identifies each trademark, tradename, service mark, trade secret and copyright registration which has been issued to On-Line, and identifies each license, agreement, or other permission which On-Line has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Sellers shall deliver to the Buyer prior to the Closing correct and complete copies of all such trademark, tradename, service mark, trade secret and copyright registrations, applications, licenses, agreements, and permissions (as amended to date), and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property that On-Line owns:

                                  (A)      to the Knowledge of the Sellers and
                 the directors and officers (and employees with responsibility for Intellectual Property matters) of On-Line, the identified owner possesses all right, title, and interest in and to the item;

                                  (B)      the item is not subject to any
                 outstanding judgment, order, decree, stipulation, injunction, or charge;

                                  (C)      no charge, complaint, action, suit,
                 proceeding, hearing, investigation, claim, or demand is pending or, to the Knowledge of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of On-Line, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                                  (D)      to the Knowledge of the Sellers and
                 the directors and officers (and employees with responsibility for Intellectual Property matters) of On-Line, On-Line has never agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                          (iv) Section 4(k) of the Disclosure Schedule also identifies each item of Intellectual Property that any third party owns and that On-Line uses pursuant to license, sublicense, agreement, or permission (other than "off-the-shelf" computer software that has not been customized for its use). The Sellers have supplied the Buyer with correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual Property and the "off the shelf" computer software:

                                  (A)      the license, sublicense, agreement,
                 or permission covering the item is, to the Knowledge of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of On-Line, legal, valid, binding, enforceable, and in full force and effect;

                                  (B)      the license, sublicense, agreement,
                 or permission will continue to be, to the Knowledge of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of On-Line, legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

                                  (C)      to the Knowledge of the Sellers and
                 the directors and officers (and employees with responsibility for Intellectual Property matters) of On-Line, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                                  (D)      to the Knowledge of the Sellers and
                 the directors and officers (and employees with responsibility for Intellectual Property matters) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                                  (E)      to the Knowledge of the Sellers and
                 the directors and officers (and employees with responsibility for Intellectual Property matters) of On-Line, the underlying item of Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;

                                  (F)      to the Knowledge of the Sellers and
                 the directors and officers (and employees with responsibility for Intellectual Property matters) of On-Line, no charge, complaint, action, suit, proceedings, hearing, investigation, claim or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                                  (G)      On-Line has not granted any
                 sublicense or similar right with respect to the license, sublicense, agreement, or permission.


                 (l) REAL PROPERTY LEASES. Section 4(l) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to On-Line. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4(l) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in
Section 4(l) of the Disclosure Schedule to the Knowledge of the Sellers and the directors and officers (and employees with responsibility for real property lease matters) of On-Line:

                          (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                          (ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

                          (iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                          (iv) no party to the lease or sublease has repudiated any provision thereof;

                          (v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                          (vi) to the Knowledge of the Sellers and the directors and officers (and employees with responsibility for real property lease matters)with respect to each sublease, the representations and warranties set forth in subsections (i) through
         (v) above are true and correct with respect to the underlying lease;

                          (vii) On-Line has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

                          (viii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required on the part of On-Line and to the Sellers Knowledge, any other party, in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations.

                 (m) CONTRACTS. Section 4(m) of the Disclosure Schedule lists the following contracts, agreements, Customer Contracts or Agreements, and other written arrangements to which On-Line is a party:

                          (i) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum;

                          (ii) any written arrangement (or group of related written arrangements) for the purchase or sale of supplies, products, or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one year or involves more than the sum of $25,000;

                          (iii)   any written arrangement concerning a
         partnership or joint venture;

                          (iv) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                          (v)     any written arrangement concerning
         confidentiality or noncompetition;

                          (vi) any written arrangement involving Sellers and his, her or its Affiliates;

                          (vii) any written arrangement with any of its directors, officers, and employees in the nature of a collective bargaining agreement, and with regard to full-time staff employees in the nature of an employment agreement, or severance agreement;

                          (viii) any written arrangement under which the consequences of a default or termination could have a Material adverse effect on the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of On-Line;

                          (ix)    any written Customer Contract or Agreement; or

                          (x) any other written arrangement (or group of related written arrangements) either involving more than $25,000 or not entered into in the Ordinary Course of Business.

                 The Sellers have delivered to the Buyer a correct and complete copy of each written arrangement listed in Section 4(m) of the Disclosure Schedule (as amended to date). With respect to each written Material Customer Contract or Agreement so listed: (A) the written arrangement is legal, valid, binding, enforceable, and in full force and effect, except that the Sellers do not have any Actual Knowledge that such arrangements are valid, binding and enforceable against any third party; (B) the written arrangement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing except that the Sellers do not have any Actual Knowledge that such arrangement, will continue to be valid, binding and enforceable against any third party; (C) to the Actual Knowledge of the Sellers and the directors and officers (and employees with responsibility for Customer Contracts or Agreements) of On-Line, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and (D) no party has repudiated any provision of the written arrangement. With respect to each other written arrangement listed in
Section 4(m) of the Disclosure Schedule (as amended to date), to the Knowledge of the Sellers and the directors and officers (and employees with responsibility for contracts, agreements and other written arrangements) of On-Line: (A) the written arrangement is legal, valid, binding, enforceable, and in full force and effect, except that the Sellers do not have any Actual Knowledge that such arrangements are valid, binding and enforceable against any third party; (B) the written arrangement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing, except that the Sellers do not have any Actual Knowledge that such arrangements are valid, binding and enforceable against any third party; (C) to the Actual Knowledge of the Sellers no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and (D) no party has repudiated any provision of the written arrangement. On-Line is not a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Section 4(m) of the Disclosure Schedule under the terms of this
Section 4(m). No unfilled Material Customer Contract or Agreement obligating On-Line to perform services will result in a loss to On-Line upon completion of performance. No customer which accounts for more than

$75,000 of the annualized revenues of the On-Line has indicated within the past year that it will stop, or decrease the rate of, buying services from it.

                 (n) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of On-Line are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are presently current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of On-Line.

                 (o) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of On-Line.

                 (p) INSURANCE. Section 4(p) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which On-Line has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years:

                          (i) the name, address, and telephone number of the agent;

                          (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                          (iii)   the policy number and the period of coverage;

                          (iv)    the amount of coverage; and

                          (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

                 With respect to each such insurance policy which is currently in effect, for which a claim is currently pending, or under which a claim may still be made, to the Knowledge of the Sellers and the directors and officers (and employees responsible for insurance matters) of On-Line: (A) the policy is legal, valid, binding, and enforceable and in full force and effect; (B) the policy will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing Date; (C) neither On-Line nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. On-Line has been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 4(p) of the Disclosure Schedule describes any self-insurance arrangements affecting On-Line.

                 (q) LITIGATION. Section 4(q) of the Disclosure Schedule sets forth each instance in which On-Line (i) is subject to any unsatisfied judgment, order, decree, stipulation or injunction or (ii) is a party or, to the Knowledge of the Sellers and the directors and officers (and employees with responsibility for litigation matters) of On-Line, is threatened to be made a party to any complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Except as set forth on Section 4(q) of the Disclosure Schedule, none of the Sellers and the directors and officers (and employees with responsibility for litigation matters) of On-Line has any reason to believe that any such complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against On-Line.

                 (r) EMPLOYEES. Section 4(r) of the Disclosure Schedule lists all non-temporary employees and officers of On-Line on the date hereof along with the amount of the current annual salaries and total compensation paid or due for services to each non-temporary employee or officer from January 1, 1995 to December 31, 1995 and a full and complete description of any commitments to such non-temporary employees and officers with respect to compensation payable thereafter. To the Knowledge of the Sellers and the directors and officers (and employees with responsibility for employment matters) of On-Line, no key employee or group of employees has any plans to terminate employment with On- Line. On-Line is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. On-Line has not committed any unfair labor practice. None of the Sellers and the directors and officers (and employees with responsibility for employment matters) of On-Line, has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to full-time staff employees of On-Line.

                 (s) EMPLOYEE BENEFITS. Section 4(s) of the Disclosure Schedule lists all Employee Benefit Plans that On-Line maintains or to which On-Line contributes for the benefit of any current or former employee of On-Line.

                          (i) Each Employee Benefit Plan (and each related trust or insurance contract) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code.

                          (ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA have been met with respect to each Employee Welfare Benefit Plan.

                          (iii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of On-Line. All premiums or other payments for all periods ending on or before the Closing Date have been paid or reserved for with respect to each Employee Welfare Benefit Plan.

                          (iv) Each Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Sec. 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                          (v) The market value of assets under each Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of Liabilities thereunder (determined on a plan termination basis). No Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of On-Line, threatened.

                          (vi) There have been no non-exempt Prohibited Transactions with respect to any Employee Benefit Plan. To the Knowledge of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters), no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plans. No charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of On-Line, threatened. None of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of On-Line has any Knowledge of any Basis for any such charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand.

                          (vii) Section 4(s) of the Disclosure Schedule shall set forth correct and complete copies of (A) the plan documents and summary plan descriptions, (B) the most recent determination letter received from the Internal Revenue Service, (C) the most recent Form 5500 Annual Report, and (D) all related trust agreements, insurance contracts, and other funding agreements which implement each Employee Benefit Plan.

                 On-Line and the other members of the Controlled Group of Corporations that includes On-Line, if any, does not contribute to, has never contributed to, nor ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan. On-Line has not incurred, and none of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of On-Line has any reason to expect that On-Line will incur any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any Employee Pension Benefit Plan that On-Line and the Controlled Group of Corporations which includes On-Line, if any, maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute. Section 4(s) of the Disclosure Schedule shall set forth whether or not On-Line maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing health, accident, or life insurance benefits to former employees, their spouses, or their dependents (other than as required by ERISA or applicable state insurance laws).

                 (t) GUARANTIES. On-Line is not a guarantor nor is it otherwise liable for any Liability or obligation (including indebtedness) of any other person.

                 (u)      ENVIRONMENT, HEALTH, AND SAFETY.

                          (i) To the Actual Knowledge of the Sellers, On-Line and its respective predecessors and Affiliates has complied in all Material respects with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply with any such law or regulation.

                          (ii) To the Actual Knowledge of the Sellers, On-Line has no Liability (and there is no Basis related to the past or present operations, properties, or facilities of On-Line, its Subsidiaries, and their respective predecessors and Affiliates for any present or future complaint, action, suit, proceeding, hearing, investigation, claim, or demand against On-Line giving rise to any Liability) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof), concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

                          (iii) To the Actual Knowledge of the Sellers, On-Line has no Liability (and On-Line, its Subsidiaries, and their respective predecessors and Affiliates has not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against On-Line giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface) or for illness or personal injury.

                          (iv) To the Actual Knowledge of the Sellers, On-Line has no Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against On-Line giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof) concerning employee health and safety.

                          (v) To the Actual Knowledge of the Sellers, On-Line has no Liability (and On-Line has not exposed any employee to any substance or condition that could form the Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against On-Line giving rise to any Liability) for any illness of or personal injury to any employee.

                          (vi) To the Actual Knowledge of the Sellers, On-Line has obtained and been in compliance in all Material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied in all Material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, local, and foreign laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharge, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                          (vii) To the Actual Knowledge of the Sellers, all properties and equipment of On-Line have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2 trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

                          (viii) To the Actual Knowledge of the Sellers, no pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted, or released on any real property that On-Line owns or ever has owned or, to the Actual Knowledge of the Sellers, that On-Line leases or ever has leased.

                 None of the representations and warranties contained in this
Section 4(u) pertain to or relate to the facilities, properties or premises owned or used by On-Line's customers.

                 (v)      LEGAL COMPLIANCE.

                          (i) To the Knowledge of Sellers, On-Line has complied in all Material respects with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against On-Line which is currently pending and alleges any failure to comply with any such law or regulation.

                          (ii) On-Line has complied in all Material respects with all applicable laws (including rules and regulations thereunder) relating to the employment of labor, employee civil rights, and equal employment opportunities.

                          (iii) To the Knowledge of Sellers and the directors and officers (and employees with responsibility for legal matters) of On-Line, On-Line has not violated in any respect or received a notice or charge asserting any violation of the Sherman Act, the Clayton Act, the Robinson-Patman Act, or the Federal Trade Act, each as amended.

                          (iv)    On-Line has not:

                                  (A) made or agreed to make any contribution, payment, or gift of funds or property to any governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under the laws of any federal, state, local, or foreign jurisdiction;

                                  (B) established or maintained any unrecorded fund or asset for any purpose, or made any false entries on any books or records for any reason; or

                                  (C) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person in excess of $25,000, to any candidate for federal, state, local, or foreign public office.

                          (v) On-Line has filed in a timely manner all reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all respects) under all applicable Material laws (including rules and regulations thereunder).

                          (vi) On-Line has possession of all records and documents it was required to retain under all applicable laws (including rules and regulations thereunder).

                 (w) CERTAIN BUSINESS RELATIONSHIPS WITH ON-LINE. None of the Sellers and their Affiliates have been involved in any business arrangement or relationship (other than that of employer-employee) with On-Line within the past twelve (12) months, and Sellers and their Affiliates do not own any Material property or right, tangible or intangible, which is used in the business of On-Line.

                 (x) BROKERS' FEES. On-Line has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                 (w) DISCLOSURE. The representations and warranties contained in this Section 4 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Section 4 not misleading.

         5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

                 (a) GENERAL. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 7 below).

                 (b) NOTICES AND CONSENTS. The Sellers will cause On-Line to give any notices to third parties, and will cause On-Line to use its reasonable best efforts to obtain third-party consents, that the Buyer may reasonably request in connection with the matters pertaining to On-Line disclosed or required to be disclosed in the Disclosure Schedule. Each of the Parties will take any additional action (and the Sellers will cause On-Line to take any additional action) without any obligation to incur any Material cost or expense that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that it may be required to give, make, or obtain.

                 (c) OPERATION OF BUSINESS. Except as contemplated hereby or as is incidental to or in furtherance of the transactions contemplated hereby, the Sellers will not cause or permit On-Line to engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not cause or permit On-Line to engage in any practice, take any action, embark on any course of inaction, or enter into any transaction of the sort described in Section 4(f) above which is outside the Ordinary Course of Business.

                 (d) PRESERVATION OF BUSINESS. The Sellers will cause On-Line to utilize its best efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

                 (e)      ACCESS.

                          (i)     Only in the event that Buyer has not
         exercised its rights to terminate this Agreement on the terms provided in Section 9(a)(iii) hereof, the Sellers will permit, and the Sellers will cause On-Line to permit, representatives of the Buyer to have access at reasonable times, and in a manner so as not to interfere with the normal business operations of On-Line, to the headquarter offices of On-Line, and all books, records, contracts, Tax records, and documents of or pertaining to On-Line. Notwithstanding the above, Buyer's on site investigation of On-Line shall be limited to ten (10) business days, unless otherwise agreed to by Buyer and Sellers in writing; provided, however, that such limitation of time shall not otherwise limit Buyer's investigations of On-Line off site. During Buyer's on site investigation of On-Line, Buyer shall not discuss any aspects of the operations of On-Line with any employee of On-Line other than the Sellers, and Buyer shall direct all requests for information and materials only through the Sellers, unless otherwise agreed to by Buyer and the Sellers in writing.

                          (ii)    Only in the event that Buyer has not
         exercised its rights to terminate this Agreement on the terms set forth in Section 9(a)(iii) hereof, then Buyer shall proceed to arrange with the Sellers a mutually agreeable time and place (within ten (10) days prior to the Closing) at which Buyer may conduct interviews with up to twenty (20) key employees and/or customers of On-Line mutually agreed to by Buyer and the Sellers. Such interviews shall be in strict conformity with a format mutually agreed to by Buyer and the Sellers.

                 (f) NOTICE OF DEVELOPMENTS. The Sellers will give prompt written notice to the Buyer of any Material development affecting the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of On-Line. Each Party will give prompt written notice to the others of any Material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement. No disclosure by any Party pursuant to this Section 5(f) however, shall be deemed to amend or supplement Annex II, Annex III, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, and/or breach of covenant.

                 (g) EXCLUSIVITY. The Sellers will not (and the Sellers will not cause or permit On-Line to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (A) liquidation, dissolution, or recapitalization, (B) merger or consolidation, (C) acquisition or purchase of securities or assets, or (D) similar transaction or business combination involving On-Line or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Sellers will notify the Buyer immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

                 (h) PREPARATION OF FINANCIAL STATEMENTS. The Sellers will cause On-Line (at the joint cost and expense of the Sellers and Buyer) to cause Ernst & Young, L.L.P. to prepare (as soon as is reasonably practicable hereafter) the audited financial statements for the periods ending on or about December 31, 1994 and December 31, 1995, and the partial period between January 1, 1996 and the Closing Date.

         6.      ADDITIONAL COVENANTS.  The Parties further agree as follows:

                 (a) GENERAL. In case at any time after the Closing any further action is legally necessary or reasonably desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Sellers acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to On-Line; provided, however, that Sellers shall be entitled for a period of seven (7) years after the Closing to make copies of such books and records at their sole cost and expense and the Buyer will maintain the books, records and Material financial data relating to On-Line for the same period of time.

                 (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving On-Line, each of the other Parties will cooperate with him, her or it and his, her or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 8 below).

                 (c) TRANSITION. Sellers will not take any action that primarily is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of On-Line from maintaining the same business relationships with On-Line after the Closing for a period of twenty-four (24) months thereafter as it maintained with On-Line prior to the Closing. Sellers will refer all customer inquiries relating to the business of On-Line to the Buyer from and after the Closing for a period of twenty-four (24) months thereafter.

                 (d) CONFIDENTIALITY. Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement for a period of three (3) years from the Closing, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his, her or its possession except as otherwise permitted herein. In the event that the Sellers are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Sellers will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this
Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Sellers are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Sellers may disclose the Confidential Information to the tribunal; provided, however, that the Sellers shall use his, her or its reasonable best efforts to obtain, at the reasonable request of the Buyer and at the sole expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

                 (e) RELEASE OF GUARANTIES. Buyer shall take all reasonable best efforts necessary to fully, completely and unconditionally release and/or substitute itself or On-Line within ninety (90) days after the Closing as guarantor for the Sellers on all lease obligations listed on Section 4(l) of the Disclosure Schedule, and the Buyer and On-Line hereby agree to indemnify, defend and hold harmless the Sellers from any loss, cost or expense related to the failure of the Buyer and On-Line to obtain the releases herein provided.

                 (f) MONITORING INFORMATION. During the term of this Agreement, the Sellers shall cause On-Line to deliver (on a bi-weekly basis) the monitoring information listed on Annex VI hereto.

                 (g) SECTION 338(H)(10) ELECTION. The Sellers and Buyer shall join in making a timely election (but in no event later than sixty (60) days following the Closing) under Section 338(h)(10) of the Code (including the prerequisite election under Section 338 of the Code) and any similar state law provisions in all applicable states, with respect to the sale and purchase of the On-Line Shares pursuant to this Agreement, and each party shall provide to the others all necessary information to permit such elections to be made.
Buyer and the Sellers shall, as promptly as practicable following the Closing Date, take all actions necessary and appropriate (including filing such forms, returns, schedules and other documents as may be required) to effect and preserve timely elections. All Taxes attributable to the elections made pursuant to this Section 6(g) shall be the liability of the Sellers. In connection with such elections, within sixty (60) days following the Closing Date, Buyer and the Sellers shall act together in good faith to determine and agree upon the "deemed sale price" to be allocated to each asset of On-Line in accordance with Treasury Regulation Section 1.338(h)(10)-1(f) and the other regulations under Section 338 of the Code.

Notwithstanding the generality of the immediately preceding sentence, Buyer and the Sellers agree that the "DEEMED SALE PRICE" shall be allocated to the fixed assets and the monetary assets of On-Line at its fair market value as of the Closing Date as determined as part of the determination of the Adjusted Net Worth of On-Line in accordance with Section 2(c) hereof and the balance of the "deemed sale price" shall be allocated to goodwill and other intangible assets of On-Line, but in no event shall (A) the "deemed sale price" allocated to the non-competition covenant exceed $50,000, and (B) the "deemed sale price" allocated to the fixed assets exceed their depreciated value. Both Buyer and the Sellers shall report the tax consequences of the transactions contemplated by this Agreement consistently with such allocations and shall not take any position inconsistent with such allocations in any Tax Return or otherwise. The Sellers shall be liable for, and shall indemnify and hold Buyer and On-Line harmless against, any Taxes or other costs attributable to (i) a failure on the part of the Sellers to take all actions required of him under this Section 6(g); or (ii) a failure on the part of On-Line to qualify as an "S corporation" for which the Section 338(h)(10) election may be made.

                 (h) LANDLORDS' CONSENTS. Sellers shall cause on or before the expiration of thirty (30) days after the Closing Date On-Line to obtain from its landlords (to the extent required under the pertinent premises lease) written consent to the assignment of said lease to Buyer which assignment is deemed to have resulted from the transactions contemplated by this Agreement.

                 (i)      ADDITIONAL TAX MATTERS.

                                  (i)      The Sellers shall use their best
         efforts to cause On-Line to file with the appropriate governmental authorities all Tax Returns required to be filed by it for any taxable period ending prior to the Closing Date and shall remit any Taxes due in respect of such Tax Returns. The Buyer shall cause On-Line to file with the appropriate governmental authorities all Tax Returns required to be filed by it for any taxable period beginning before and ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. The Buyer will allow the Sellers an opportunity to review and comment upon the Tax Returns for all periods commencing prior to the Closing Date and ending after the Closing Date. The Buyer will take no position on such Tax Returns that relates to On-Line that would be inconsistent with prior filings and which would Materially adversely affect the Sellers after the Closing Date.

                                  (ii)     The Parties hereto shall, and shall
         cause On-Line to, provide such necessary information as any other Party hereto may reasonably request in connection with the preparation of such Party's Tax Returns, or to reasonably respond to any audit, claim for refund or credit or otherwise satisfy any obligation or requirement relating to Taxes of On-Line.

                                  (iii)    Buyer and the Sellers recognize that
         each of them will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Buyer and/or On-Line to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Buyer agrees to cause On-Line to (A) use its best efforts to properly retain and maintain such records for a period of six (6) years after the Closing, and (B) allow the other Party and its agents and representatives at times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as such other party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the other Party's expense.

                                  (iv)     The Sellers shall reimburse the
         Buyer for the Taxes for which they are liable pursuant to Section 8(b)(v) hereof, but which are payable in respect of Tax Returns to be filed by the Buyer pursuant to Section 6(i)(i) hereof within ten (10) business days after receipt of written demand by Buyer; however, only to the extent such Taxes are in excess of the reserve for such Tax Liability used to determine the Adjusted Net Worth of On-Line.

         7.      CONDITIONS TO OBLIGATIONS TO CLOSE.

                 (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                          (i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all Material respects at and as of the Closing Date;

                          (ii) the Sellers shall have performed and complied with all of his, her or its covenants hereunder in all Material respects through the Closing;

                          (iii) On-Line shall have procured all of the third party consents required in Section 5(b) above;

                          (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) have a Material adverse effect on the right of the Buyer to own, operate, or control the On-Line Shares or On-Line (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                          (v) the Sellers shall have delivered to the Buyer a certificate (without any additional qualification) to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

                          (vi) the Parties and On-Line shall have received all other authorizations, consents and approvals of governments and governmental agencies set forth herein and in Annex II, Annex III and the Disclosure Schedule;

                          (vii) the Buyer shall have received from each of the persons listed on Annex IV an executed employment agreement in the form and substance attached hereto as Exhibit C;

                          (viii) the Buyer shall have received from each of the persons listed on Annex V an executed non-competition agreement in the form and substance attached hereto as Exhibit D;

                          (ix)    the Buyer shall have received the
         resignations, effective as of the Closing, of each director and officer of On-Line other than those whom the Buyer shall have specified in writing at least five (5) business days prior to the Closing; and

                          (x) the Buyer shall be satisfied that since July 1, 1996, no Material Customer has terminated or curtailed its relationship with On-Line and (ii) that On-Line has not lost any other customer or customers representing more than five percent (5%) of its business;

                          (xi) the Buyer shall be satisfied that it will get a stepped-up basis in the assets of On- Line pursuant to the election under Section 338(h)(10) of the Code as provided for in Section 6(g);

                          (xii) the Buyer shall be satisfied that at Closing the Adjusted Net Worth of On-Line shall be equal to or greater than $3,572,439.55;

                          (xiii) the Sellers shall have caused On-Line to purchase and then cancel each outstanding employee stock option, whether or not exercisable, at no cost to the Buyer;

                          (xiv) the Buyer shall be satisfied that at the Closing the Net Working Capital of On-Line shall equal or exceed $3,487,718.55;

                          (xv) the Sellers shall have assumed and/or discharged all deferred taxes (except for any state taxes which are included in the determination of Adjusted Net Worth of On-Line; and

                          (xvi) the Sellers shall have caused all officers, directors and/or employees of On-Line to have repaid in full all debts and other obligations, if any, owed to On-Line.

                 The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing. If the Closing occurs, the Buyer will be conclusively deemed to have waived any unsatisfied conditions to its obligations hereunder.

                 (b) CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                          (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all Material respects at and as of the Closing Date;

                          (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all Material respects through the Closing;

                          (iii) no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                          (iv) the Buyer shall have delivered to the Sellers a certificate (without any additional qualifications) to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

                          (v) the Parties and On-Line shall have received all other authorizations, consents, and approvals of governments and governmental agencies set forth herein and in Annex II, Annex III, and the Disclosure Schedule;

                          (vi) each of the persons listed on Annex IV shall have received from the Buyer an executed employment agreement in the form and substance attached hereto as Exhibit C;

                          (vii) Sellers shall have received from the Buyer an executed non-competition agreement in the form and substance attached hereto as Exhibit D; and

                          (viii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

                 The Sellers may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

         8.      REMEDIES FOR BREACHES OF THIS AGREEMENT.

                 (a) SURVIVAL; EXCLUSIVE REMEDIES; EXCLUSION OF CONSEQUENTIAL DAMAGES.

                          (i) All of the representations, warranties, covenants, promises and agreements contained in Section 3 (other than those set forth in Section 3(a)(ii) and Section 3(b)(ii), respectively), Section 4(h), Section 4(s), Section 6(b), Section 6(d),
         Section 6(e), Section 6(g) and Section 6(i) hereof and this Section 8 shall survive the Closing hereunder and continue in full force and effect for a period of five (5) years thereafter. All other representations, warranties, covenants, promises, and agreements contained in this Agreement or in any other agreement, instrument, certificate or other document executed at the Closing or otherwise in connection with this Agreement or the transactions contemplated hereby shall survive the Closing hereunder and continue in full force and effect for a period of two (2) years and one (1) day thereafter.

                          (ii) The provisions of this Section 8 shall be the exclusive basis for the assertion of claims against, or the imposition of liability upon, the Sellers or either of them in connection with this Agreement and/or the transactions contemplated hereby, whether based on contract, tort (including strict liability), statute or otherwise.

                 (b)      INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

                          (i) In the event any of the Sellers breaches any of their Joint and Several representations, warranties, and covenants contained herein, and provided that the particular representation, warranty, or covenant survives the Closing and that the Buyer makes a written claim for indemnification against the Seller pursuant to
         Section 10(h) below within the applicable survival period, then Sellers agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer suffered through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer will suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that the Sellers shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of any of the Sellers contained in Section 4 above (i) until Buyer has suffered aggregate losses by reason of all such breaches in excess of a $40,000 threshold (at which point the Sellers will be obligated to indemnify the Buyer from and against all such aggregate losses including losses back to the first dollar) and (ii) in excess of $4,000,000; provided further, however, that the limitation set forth in (ii) above specifically shall not apply to the liability of Sellers with respect to Adverse Consequences resulting from or attributable to intentional fraud or any willful misconduct by any of the Sellers and/or breaches of the representations and warranties contained in Section 4(g), Section 4(h) and Section 4(n) hereof.

                          (ii) In the event any of the Sellers breaches any of their Several representations, warranties, and covenants contained in Section 3(a) hereof, and provided that the particular representation, warranty, or covenant survives the Closing and that the Buyer makes a written claim for indemnification against the Sellers pursuant to Section 10(h) below within the applicable survival period, then the Sellers agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer suffers through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer will suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that the Sellers shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, or relating to, in the nature of, or caused by the breach of any representation or warranty of any of the Sellers contained in Section 3(a) in excess of the Purchase Price paid to Sellers at Closing (as it may subsequently be adjusted pursuant to this Agreement, including without limitation by reason of the provisions of Section 2(c) hereof).

                          (iii) Sellers agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer suffers resulting from, arising out of, relating to, in the nature of, or caused by any Liability of On-Line arising under Reg. Section 1.1502-6 (because On-Line or Subsidiary once was a member of an Affiliated Group during any part of any consolidated return year within any part of which consolidated return year any corporation other than On-Line and its current Subsidiaries also was a member of the Affiliated Group); provided, that in any event the aggregate liability of the Sellers under this Agreement, including without limitation this
         Section 8(b)(iii), shall not exceed the Purchase Price paid to the Sellers at Closing (as it may subsequently be adjusted pursuant to this Agreement, including without limitation by reason of the provisions in Section 2(c) hereof).

                          (iv) Sellers agree to indemnify the Buyer from and against the entirety of any Taxes which may become due and owing to the State of Florida by reason of the transactions contemplated by this Agreement; provided, that in any event the aggregate liability of the Sellers under this Agreement, including without limitation this
         Section 8(b)(iv), shall not exceed the Purchase Price paid to the Sellers at Closing (as it may subsequently be adjusted pursuant to this Agreement, including without limitation, by reason of the provisions of Section 2(c) hereof).

                          (v) Sellers shall be liable for, and hereby indemnify, the Buyer for all income Taxes imposed on On-Line with respect to any taxable year or period beginning before and ending after the Closing Date, for the portions of such taxable year or period ending prior to the Closing Date. In order to apportion appropriately any income Taxes relating to any taxable year or period that begins before and ends after the Closing Date, the Parties hereto shall, to the extent permitted or not prohibited by applicable law, elect with the relevant taxing authority, if required or necessary, to terminate the taxable year of On-Line as of the Closing Date. In any case where applicable law does not permit On-Line to treat such date as the end of a taxable year or period, then whenever it is necessary to determine the liability for income Taxes of On-Line, for a portion of a taxable year or period, such determination shall (unless otherwise agree to in writing by the Buyer and the Sellers) be determined by a closing of On-Line's books, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis. In no event shall such apportionment of income Taxes be greater than the income Taxes which would have been allocated to On-Line if such income Taxes had been based upon a time period in proportion to the number of days during such taxable year or period the Sellers and Buyer owned the stock in On-Line; provided, that in any event the aggregate liability of the Sellers under this Agreement, including without limitation this Section 8(b)(v), shall not exceed the Purchase Price paid to the Sellers at Closing (as it may subsequently be adjusted pursuant to this Agreement, including without limitation by reason of the provisions of Section 2(c) hereof).

                 (c)      INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE
SELLERS.   In the event the Buyer breaches any of its representations, warranties, and covenants contained herein, and provided that the particular representation, warranty, or covenant survives the Closing and that the Sellers make a written claim for indemnification against the Buyer pursuant to Section 10(h) below within the applicable survival period, then the Buyer agrees to indemnify the Sellers from and against the entirety of any Adverse Consequences the Sellers may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Sellers may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach. In addition, the Buyer agrees to indemnify the Sellers from and against the entirety of any income Taxes which may become due and owing by On-Line on any revenues generated by On-Line on or after the Closing.

                 (d) MATTERS INVOLVING THIRD PARTIES. If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this Section 8, then the Indemnified Party shall notify in writing each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged. In the event any Indemnifying Party notifies in writing the Indemnified Party within ten (10) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (A) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of his, her or its choice reasonably satisfactory to the Indemnified Party, (B) the Indemnified Party may retain separate co-counsel at his, her or its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest), (C) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (D) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event no Indemnifying Party notifies in writing the Indemnified Party within ten (10) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate. At any time after commencement of any such action, any Indemnifying Party may request an Indemnified Party to accept a bona fide offer from the other Parties to the action for a monetary settlement payable solely by such Indemnifying Party (which does not burden or restrict the Indemnified Party nor otherwise prejudice him or her) whereupon such action shall be taken unless the Indemnified Party determines that the dispute should be continued, the Indemnifying Party shall be liable for indemnify hereunder only to the extent of the lesser of (i) the amount of the settlement offer or (ii) the amount for which the Indemnified Party may be liable with respect to such action. In addition, the Party controlling the defense of any third party claim shall deliver, or cause to be delivered, to the other Party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the third party claim, and timely notices of, and the right to participate in (as an observer) any hearing or other court proceeding relating to the third party claim.

                 (e) DETERMINATION OF ADVERSE CONSEQUENCES. The Parties shall make appropriate adjustments for Tax benefits and insurance proceeds (reasonably certain of receipt and utility in each case) in determining the amount of Adverse Consequences for purposes of this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

         9.      TERMINATION.

                 (a) TERMINATION OF AGREEMENT. This Agreement may be terminated as provided below:

                          (i) The Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

                          (ii) The Buyer may terminate this Agreement in the event Sellers are in breach of any Material representation, warranty or covenant contained in this Agreement by giving written notice to the Sellers at any time within five (5) days after the date Buyer becomes aware of said breach, and the Sellers may terminate this Agreement in the event the Buyer is in breach of any Material representation, warranty, or covenant contained in this Agreement by giving written notice to the Buyer at any time within five (5) days after the date Sellers become aware of said breach;

                          (iii) The Buyer may terminate this Agreement by giving written notice to the Sellers within ten (10) days of the date of this Agreement if the Buyer is not reasonably satisfied with the results of its continuing business, legal and accounting due diligence to that date, including but not limited to each and every item set forth on each Disclosure Schedule delivered by the Sellers to Buyer.

                          (iv) No later than five (5) days before the Closing, the Buyer may terminate this Agreement by giving written notice to the Sellers if the Buyer is not reasonably satisfied with the results of its interviews with the key employees and/or customers of Targets provided for in Section 5(e)(ii) hereof:

                          (v) The Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing if the Closing shall not have occurred on or before September 30, 1996;

                          (vi) The Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if the Closing shall not have occurred on or before September 30, 1996; and

                          (vii) The Buyer may terminate this Agreement at the Closing in the event the Buyer in its sole reasonable discretion is not satisfied with any Material amendments to the Disclosure Schedule delivered to Buyer after the signing of this Agreement or on the Closing Date.

                 Nothing contained in this Section 9(a) shall alter, affect, modify or restrict either Parties' rights to rely on and/or seek indemnification for a breach of any of the representations and warranties and/or conditions or covenants of any of the Parties contained in this Agreement and occurring prior to such termination.

                 (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 9(a) above, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

         10.     MISCELLANEOUS.

                 (a)      THE SELLERS.

                          (i) When the Sellers make a representation, warranty, or covenant herein that is referred to herein as the "SEVERAL" obligation of the Sellers, this means that, subject to the limitations set forth herein, the Sellers will be solely responsible for any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any breach thereof. The covenants of the Sellers in Section 2(a) above concerning the sale of his, her or its On-Line Shares to the Buyer and the representations and warranties of the Sellers in Section 3(a) above concerning the transaction are examples of Several obligations.

                          (ii) When the Sellers make a representation, warranty, or covenant herein that is referred to herein as the "JOINT AND SEVERAL" obligation of the Sellers, this means that, subject to the limitations set forth herein, Sellers will be responsible for the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any breach thereof. The representations and warranties of the Sellers in
         Section 4 above concerning On-Line are examples of Joint and Several obligations.

                 (b) PRESS RELEASES AND ANNOUNCEMENTS. Except as may be required by applicable securities laws, no Party shall issue any press release or announcement relating to the subject matter of this Agreement prior to, at or about the Closing without the prior written approval of the Buyer and the Sellers.

                 (c) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

                 (d) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

                 (e) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to an Affiliate (in any or all of which cases the Buyer nonetheless shall remain liable and responsible for the performance of all of its obligations hereunder).

                 (f) FACSIMILE/COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

                 (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                 (h) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                 If to the Sellers:        Mr. N.C. Murthy
                                           Ms. Canan Gurman
                                           2170 W. State Route 434, Suite 220
                                           Longwood, Florida  32779
                                           Telephone:
                                           Facsimile:

                 With a copy to:           Brian Keeler, Esq.
                                           Bingham, Dana & Gould LLP
                                           150 Federal Street
                                           Boston, Massachusetts  02110-1726
                                           Telephone:       617/951-8000
                                           Facsimile:       617/951-8736

                 If to the Buyer:          COREStaff, Inc.
                                           4400 Post Oak Parkway, Suite 1130
                                           Houston, Texas  77027
                                           Attention:       Michael T. Willis
                                           Telephone:       713/961-3633
                                           Facsimile:       713/627-1059

                 With a copy to:           Peter T. Dameris, Esq.
                                           Margaret G. Reed, Esq.
                                           COREStaff, Inc.
                                           4400 Post Oak Parkway, Suite 1130
                                           Houston, Texas  77027-3413
                                           Telephone:       713/961-3633
                                           Facsimile:       713/627-1059


                 Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                 (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas.

                 (j) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                 (k) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                 (l) EXPENSES. Each of the Parties will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                 (m) CONSTRUCTION. The language used in this Agreement, including the Disclosure Schedule, will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant relating to the same subject matter as any other representation, warranty or covenant (regardless of the relative levels of specificity) which the Party has not breached, it shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

                 (n) INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                 (o) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.


         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                                BUYER:

                                                CORESTAFF, INC.

                                                By: /s/ PETER T. DAMERIS
                                                   -----------------------------
                                                Name:    Peter T. Dameris
                                                Title:   Vice President

                                                SELLERS:


                                                        /s/ NALLURU C. MURTHY
                                                --------------------------------
                                                NALLURU C. MURTHY



                                                /s/ CANAN GURMAN
                                                --------------------------------
                                                CANAN GURMAN





                                                ON-LINE:

                                                ON-LINE RESOURCES, INC.

                                                By: /s/  NALLURU C. MURTHY
                                                   -----------------------------
                                                Name:    Nalluru C. Murthy
                                                Title:   President

Exhibits, Annexes and Schedules

Exhibit A
Exhibit B        Financial Statements
Exhibit C        Form of Employment Agreement
Exhibit D        Form of Non-Competition Agreement
Exhibit E        Form of Opinion of Sellers' Legal Counsel
Exhibit F        Form of Opinion of Buyer's Legal Counsel

Annex I          Reserved
Annex II         Representations and Warranties of Sellers
Annex III        Representations and Warranties of Buyer
Annex IV         Persons to Deliver Employment Agreement
Annex V          Persons to Deliver Non-Competition Agreement
Annex VI         Monitoring Information to be delivered to Buyer


Disclosure Schedule

                                   EXHIBIT C

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "AGREEMENT") is made and entered into by and between ______________________ ("EMPLOYEE") and ON-LINE RESOURCES, INC., a Florida corporation ("ON-LINE"), to be effective upon the occurrence of the events described in Paragraph 21 below.

                                   RECITALS:

         A. Employee and On-Line desire to enter into an agreement to set forth the terms and conditions of Employee's employment with On-Line.

         B. Employee and On-Line acknowledge the receipt and adequacy of the consideration for this Agreement, including the premises and covenants in this Agreement, the employment of Employee by On-Line, and other good and valuable consideration.

                                  AGREEMENTS:

         1. Definitions. For purposes of this Agreement, the following terms, including both the singular and the plural, shall have the meanings assigned to them below, as follows:

                 (a) "AFFILIATE" means any corporation or business entity that either controls or is controlled by On-Line or is controlled by the shareholders that control On-Line. For the purposes of this definition, "control" means the ownership, either directly or through an unbroken chain of control, of more than sixty percent (60%) of the equity interest or combined voting or management rights of an entity.

                 (b) "CONFIDENTIAL INFORMATION" means all confidential information and trade secrets of On-Line including, without limitation, the following: the identity, written lists, or descriptions of any customers, referral sources or Organizations; financial statements, cost reports, or other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; fee structures; and management systems, policies or procedures, including related forms and manuals. "CONFIDENTIAL INFORMATION" shall not include any information or knowledge which: (a) is now available or hereafter becomes available to the public without a breach by Employee of the terms stated in this Agreement; (b) is disclosed to Employee by a third party who is not under any obligation of secrecy or confidentiality; (c) a party is compelled to disclose; or (d) is now or hereafter becomes generally known in the industry of On-Line.

                 (c) "EMPLOYMENT PERIOD" means the period during which Employee is employed pursuant to this Agreement.

                 (d) "INITIAL TERM" means two (2) years from the effective date of this Agreement, unless sooner terminated as provided by the terms of this Agreement.

                 (e) "ORGANIZATION" means any organization that has contracted with On-Line for the performance of Services.

                 (f) "PRACTICE OF SERVICES" means the practice, or administration of the practice, of Services.

                 (g) "PURCHASER" means any individual or entity that purchases all or substantially all the capital stock of On-Line.

                 (h) "RENEWAL TERM" means each period for which this Agreement is renewed pursuant to the provisions of Paragraph 7.

                 (i) "SERVICES" means the temporary placement of computer support staff, training/courseware development personnel and related permanent placement services.

                 (j) "TRADE AREA" means a one hundred (100) mile radius from any office of On-Line, International Software Designs, Inc., Pacific Data Group, Inc., Cutler-Williams, Incorporated, Data Aid, Inc., Datronics Management, Inc., K.C. Consulting Inc., Knauer Associates Systems Engineering, Inc., Regal Data Systems, Inc., and/or COMSYS Technical Services, Inc.

         2. Employment. On-Line hereby employs Employee and Employee hereby accepts such employment by On-Line for the Initial Term on the terms and
conditions set forth in this Agreement.   During the Initial Term, either
On-Line or Employee may terminate this Agreement with or without cause (as hereinafter defined) on at least thirty (30) days' advance written notice to the other party. Upon termination of Employee's employment with On-Line pursuant to the terms contained in this Agreement, On-Line shall have no further liability to Employee with respect to this Agreement except for compensation accrued and unpaid on the date of such termination, accrued vacation pay and sick leave pay, and except as otherwise specifically set forth herein. Upon termination of this Agreement by Employee or On-Line pursuant to the terms contained in this Agreement, Employee shall have no further liability to On-Line with respect to this Agreement except for the covenants of the Employee which survive the term of this Agreement and except as specifically set forth herein.

         3. Position, Duties and Place of Performance. Employee agrees to serve as President of On-Line, shall perform the duties, if so requested, which are consistent therewith and shall undertake and perform such additional or other duties which are commensurate with such position. The place where such services are to be performed is Florida.

         4. Time and Efforts Devoted. Employee shall, during the period of his employment by On-Line, devote substantially all of his business time, energy and best efforts to the business and affairs of On-Line, and not engage, directly or indirectly, in any other business or businesses without the consent of On-Line.

         5.      Compensation.

                 (a) During the Initial Term, Employee's base compensation shall be $__________ per year, payable in regular intervals at least monthly.

                 (b) During any Renewal Term, Employee shall receive compensation adjustments as mutually determined by On-Line and Employee from time to time.

                 (c) During the Initial Term and any Renewal Term, Employee shall receive the perquisites set forth in Paragraph 6 below and such other perquisites as the management of On-Line may determine from time to time.

                 (d) During the Initial Term, Employee shall be eligible for incentive compensation of up to $_____________ per year based upon Employee's attainment of defined corporate objectives as established by the management of On-Line for the period in question.

         6. Benefits. During the Initial Term, Employee shall be entitled to the following benefits:

                 (a) A car allowance (similar in amount to that which is currently provided to Employee by On-Line).

                 (b) Payment of reasonable travel and other business expenses in accordance with On-Line's applicable policies, provided Employee properly accounts therefor in accordance with such policies.

                 (c) Vacations, holidays and sick leave in accordance with On-Line's current policies.

                 (d) All other specific and applicable employee benefits such as, without limitation, group medical and dental and participation in pension and/or profit sharing plans all as granted in accordance with On-Line's policies.

         7. Term. After expiration of the Initial Term, On-Line and Employee may mutually agree to extend the term of this Agreement on terms and conditions mutually acceptable to Employee and On-Line.

         8.      Termination.

                 (a) By Employee. Employee may terminate his employment at any time during the Employment Period by giving thirty (30) days' prior notice of termination to On-Line, with or without cause.

                 (b) By On-Line. Notwithstanding anything to the contrary otherwise contained in this Agreement, On-Line may terminate Employee's employment with cause (as defined below) during the Initial Term by giving thirty (30) days' prior notice of termination to Employee. On-Line may terminate Employee's employment at any time during the Employment Period by giving thirty (30) days' prior notice of termination to Employee, with or without cause. For purposes of termination by On-Line with cause, the term "cause" shall mean the occurrence of any of the following events:

                          (i) Employee shall be determined by the Board of Directors of On-Line to have failed or refused to diligently perform the material duties assigned to Employee under this Agreement or otherwise to have breached any term or provision contained herein and not to have remedied the situation within fifteen (15) days following receipt of written notice from On-Line;

                          (ii) Employee shall be determined by the Board of Directors of On-Line to have failed or refused to abide by On-Line's written policies, rules, procedures or directives and not to have remedied the situation within fifteen (15) days following receipt of written notice from On-Line;

                          (iii) Employee shall be determined by the Board of Directors of On-Line to have become "permanently disabled." For purposes hereof, the term "permanently disabled" shall mean a condition (certified by a two licensed physicians, one selected by On-Line and one by Employee) rendering Employee unable to perform his responsibilities under this Agreement for a period of at least six (6) consecutive months; or

                          (iv) Employee shall have been convicted of a felony or Employee shall be determined by the Board of Directors of On-Line to be guilty of fraud or dishonesty in connection with the performance of his duties hereunder.

         In making the determinations described above, the Board of Directors of On-Line shall act in good faith.

                 (c) Automatic Termination. Employee's employment shall automatically terminate on the death of Employee.

         9.      Confidential Information and Goodwill.     Employee
acknowledges and agrees as follows:

                 (a) As a necessary function of Employee's employment, Employee will have access to and utilize Confidential Information which is unique, has been acquired, developed and effectively applied by On-Line, and constitutes a valuable and essential asset of On-Line's business.

                 (b) On-Line's relationship with its employees and the recognition of On-Line in the temporary personnel field as a provider of efficient and effective Services are valuable and essential elements of the goodwill of On-Line, a portion of which goodwill is allocable to each business location.

                 (c) The restrictive covenants and agreements contained in Paragraph 10 are reasonable for the protection of the legitimate business interests of On-Line, including, without limitation, its Confidential Information and goodwill; and constitute a material inducement to On-Line to enter into this Agreement.

         10. Protection of Confidential Information and Goodwill. Employee covenants and agrees, except in Employee's capacity as an employee of On-Line, as follows:

                 (a) At all times following execution of this Agreement, Employee shall not use or disclose any Confidential Information for any reason whatsoever, other than at the direction of On-Line.

                 (b)      During the Employment Period and for a period of one
(1) year thereafter, Employee shall not solicit from any existing customer of On-Line or any Affiliate any business of the type conducted by On-Line or any Affiliate in the Trade Area, or directly or indirectly disclose to any other person, firm or corporation the names or addresses of the customers of On-Line or any Affiliate.

                 (c)      During the Employment Period and for a period of two
(2) years thereafter, Employee shall not solicit, recruit, or employ, directly or indirectly, any person employed by On-Line at any time within the one (1) year period immediately preceding such solicitation, recruitment, or employment.

         11.     Property of On-Line.      Employee agrees that, upon the
termination of this Agreement, Employee will immediately surrender to On-Line all of On-Line's property, including, without limitation, equipment, funds, lists, manuals, books, or records (including all copies of the foregoing) in the possession of, or provided to, Employee.

         12. ARBITRATION WITH RESPECT TO CERTAIN MATTERS. EXCEPT WITH RESPECT TO PARAGRAPH 10 ABOVE, WHICH IS EXPRESSLY EXCLUDED HEREFROM, THE PARTIES AGREE TO SUBMIT TO ARBITRATION, IN ACCORDANCE WITH THESE PROVISIONS, ANY CLAIM OR CONTROVERSY ARISING FROM OR RELATED TO THE ALLEGED BREACH OF THIS AGREEMENT. THE PARTIES FURTHER AGREE THAT THE ARBITRATION PROCESS AGREED UPON HEREIN SHALL BE THE EXCLUSIVE MEANS FOR RESOLVING ALL DISPUTES MADE SUBJECT TO ARBITRATION HEREIN, BUT THAT NO ARBITRATOR SHALL HAVE AUTHORITY TO EXPAND THE SCOPE OF THESE ARBITRATION PROVISIONS. ANY ARBITRATION HEREUNDER SHALL BE CONDUCTED UNDER THE MODEL EMPLOYMENT PROCEDURES OF THE AMERICAN ARBITRATION ASSOCIATION (AAA). EITHER PARTY MAY INVOKE ARBITRATION PROCEDURES HEREIN BY WRITTEN NOTICE FOR ARBITRATION CONTAINING A STATEMENT OF THE MATTER TO BE ARBITRATED. THE PARTIES SHALL THEN HAVE FOURTEEN (14) DAYS IN WHICH THEY MAY IDENTIFY A MUTUALLY AGREEABLE, NEUTRAL ARBITRATOR. AFTER THE FOURTEEN (14) DAY PERIOD HAS EXPIRED, THE PARTIES SHALL PREPARE AND SUBMIT TO THE AAA A JOINT SUBMISSION, WITH EACH PARTY TO CONTRIBUTE HALF OF THE APPROPRIATE ADMINISTRATIVE FEE. IN THE EVENT THE PARTIES CANNOT AGREE UPON A NEUTRAL

ARBITRATOR WITHIN FOURTEEN (14) DAYS AFTER WRITTEN NOTICE FOR ARBITRATION IS RECEIVED, THEIR JOINT SUBMISSION TO THE AAA SHALL REQUEST A PANEL OF NINE ARBITRATORS WHO ARE PRACTICING ATTORNEYS WITH PROFESSIONAL EXPERIENCE IN THE FIELD OF LABOR AND/OR EMPLOYMENT LAW, AND THE PARTIES SHALL ATTEMPT TO SELECT AN ARBITRATOR FROM THE PANEL ACCORDING TO AAA PROCEDURES. UNLESS OTHERWISE AGREED BY THE PARTIES, THE ARBITRATION HEARING SHALL TAKE PLACE IN ORLANDO, FLORIDA, AT A PLACE DESIGNATED BY THE AAA. UNLESS THE ARBITRATOR DETERMINES THAT THE CLAIMS OR DEFENSES OF ANY PARTY ARE SUBSTANTIALLY WITHOUT MERIT AND TAKEN BY SUCH PARTY IN BAD FAITH, ALL ARBITRATION PROCEDURES HEREUNDER SHALL BE CONFIDENTIAL. EACH PARTY SHALL BE RESPONSIBLE FOR ITS COSTS INCURRED IN ANY ARBITRATION, AND THE ARBITRATOR SHALL NOT HAVE AUTHORITY TO INCLUDE ALL OR ANY PORTION OF SAID COSTS IN AN AWARD, REGARDLESS OF WHICH PARTY PREVAILS. THE ARBITRATOR MAY INCLUDE EQUITABLE RELIEF. ANY ARBITRATION AWARDED SHALL BE ACCOMPANIED BY A WRITTEN STATEMENT CONTAINING A SUMMARY OF THE ISSUES IN CONTROVERSY, A DESCRIPTION OF THE AWARD, AND AN EXPLANATION OF THE REASONS FOR THE AWARD. IT IS UNDERSTOOD AND AGREED BY THE PARTIES THAT THEIR AGREEMENTS HEREIN CONCERNING ARBITRATION DO NOT OTHERWISE ALTER THE TERMS AND CONDITIONS OF EMPLOYEE'S EMPLOYMENT AS PROVIDED BY THIS AGREEMENT.

         13. Remedies-Court Action. With respect to each breach or threatened breach of Paragraph 10 of this Agreement and without waiver of any right or remedy which On-Line may elect to pursue with respect thereto, all remedies available at law or in equity, including specific performance and injunctive relief, may be pursued by On-Line at any time. The agreements and covenants contained in Paragraph 10 shall not be held invalid or unenforceable because of the scope of the geographic area or actions subject thereto or restrictions imposed thereby, or the period of time within which such agreement or covenant is operative, but any judgment of a court of competent jurisdiction may reform or define the maximum geographic area and actions subject to and restricted by Paragraph 10 and the period of time during which such agreement or covenant is enforceable.

         14. Captions and Number. The captions of the paragraphs of this Agreement have been inserted for convenience of reference only and shall not affect the interpretation of this Agreement. Whenever it appears appropriate from the context, each term stated in either the singular or plural shall include both the singular and the plural.

         15. Severability. If any provision of this Agreement is held to be unenforceable, such provision shall be fully severable and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the severance of such provision from this Agreement. In addition, in lieu of such severed provision, a provision shall be added automatically which is as similar in terms to the severed provision as possible and enforceable, if such reformation is allowable under applicable law.

         16.     Assignment.   This Agreement may not be assigned by either
party without the prior written consent of the other party except for an assignment by On-Line to any Affiliate or Purchaser, but no such assignment shall relieve On-Line from its obligations hereunder.

         17. Separate Agreements. This Agreement shall be deemed to consist of a series of separate covenants. Should a determination be made by a court of competent jurisdiction that the character, duration, or geographical scope of any provision of this Agreement is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of On-Line and Employee that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Employee which are reasonable in light of the circumstances as they then exist and as are necessary to assure On-Line of the intended benefit of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive than necessary to assure On-Line of the intended benefit of this Agreement, then it is expressly understood and agreed by On-Line and Employee that those covenants which, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding, shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.

         18. Policies, Regulations and Guidelines for Employees. On-Line may issue policies, rules, regulations, guidelines, procedures, or other informational material, whether in the form of handbooks, memoranda, or otherwise, relating to On-Line's employees. These materials are general guidelines for Employee's information and shall not be construed to alter, modify or amend this Agreement for any purpose whatsoever.

         19. Amendment. No amendment of this Agreement shall be valid unless made in writing and signed by On-Line and Employee.

         20. Entire Agreement. Except for that certain Non-Competition and Confidentiality Agreement dated September ____, 1996 by and between On-Line and Employee, this Agreement contains the entire agreement and understanding between On-Line and Employee with respect to Employee's employment and supersedes all prior agreements, whether written or oral, relating to Employee's employment with On-Line. No representations, inducements, or agreements have been made to induce either Employee or On-Line to enter into this Agreement which are not expressly set forth herein. This Agreement is the sole source of rights and duties as between On-Line and Employee relating to Employee's employment.

         21. Conditional Agreement. This Agreement and all of the rights, duties and obligations of On-Line and Employee contained herein are expressly conditioned upon the closing of that certain Stock Purchase Agreement dated as of September ___, 1996 among COREStaff, Inc. and On-Line becoming effective (the "CLOSING"). In the event of Closing, the date thereof shall be the effective date of this Agreement.

         22. LAW GOVERNING. THIS AGREEMENT AND ALL ISSUES RELATING TO ITS VALIDITY, INTERPRETATION, AND PERFORMANCE SHALL BE GOVERNED BY AND INTERPRETED UNDER THE LAWS OF THE STATE OF TEXAS (OTHER THAN THE CHOICE OF LAW PRINCIPLES THEREOF).

         23. Employee's Representations and Warranties. Employee represents and warrants that he has full right and authority to enter into this Agreement and fully perform his obligations hereunder, that he is not subject to any non- competition agreement other than with On-Line, and that his past, present and anticipated future employment by On-Line have not and will not infringe on the proprietary rights of others. Employee further represents and warrants that he is not obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency which would conflict with his obligation to use his best efforts to promote the interests of On-Line or which would conflict with On-Line's business as conducted or proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of On-Line's business as an officer, director or employee by Employee will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which Employee is now obligated.

         IMPORTANT; THIS AGREEMENT CONTAINS VERY IMPORTANT TERMS GOVERNING YOUR EMPLOYMENT WITH ON-LINE. PARAGRAPH 10 CONTAINS PROVISIONS WHICH AFFECT YOUR ABILITY TO TAKE CERTAIN ACTIONS FOLLOWING THE TERMINATION OF THIS AGREEMENT. YOU SHOULD FEEL FREE TO SEEK ADVICE FROM YOUR ATTORNEY REGARDING ANY MATTER RELATING TO THIS AGREEMENT.

         BY EXECUTING THIS AGREEMENT, YOU ARE AFFIRMING THAT YOU HAVE HAD THE OPPORTUNITY TO REVIEW THIS AGREEMENT AND TO CONSULT WITH YOUR ATTORNEY IF YOU SO DESIRED, THAT YOU UNDERSTAND THE MEANING AND SIGNIFICANCE OF ALL OF ITS PROVISIONS, THAT NO REPRESENTATIONS OR PROMISES HAVE BEEN MADE TO YOU REGARDING YOUR EMPLOYMENT WHICH ARE NOT SET FORTH IN THIS AGREEMENT, AND THAT YOU ARE FREELY SIGNING THIS AGREEMENT TO OBTAIN EMPLOYMENT WITH ON-LINE.

         EXECUTED on the _____ day of _________________, 1996, but effective for all purposes as of the effective date referred to in Section 21 hereof.

WITNESS                                    EMPLOYEE


- ---------------------------------          -------------------------------------
Name:
                                           -------------------------------------
                                           Address:


                                           ON-LINE

WITNESS:                                   ON-LINE RESOURCES, INC.


- ---------------------------------          By:
Name:                                         ----------------------------------
                                           Name:
                                           Title:
                                           Address:

                                   EXHIBIT D

                 NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

         This NON-COMPETITION AND CONFIDENTIALITY AGREEMENT (the "AGREEMENT") is made and entered into this ______ day of September, 1996, by and between ON-LINE RESOURCES, INC., a Florida corporation (the "COMPANY"), and __________________ ("SHAREHOLDER"), to be effective upon the occurrence of the events described in Paragraph 14 below.

                                   RECITALS:

         WHEREAS, CORESTAFF, INC., a Delaware corporation ("BUYER"), the Company and the Shareholder have entered into a Stock Purchase Agreement dated as of September ___, 1996 (the "STOCK PURCHASE AGREEMENT"), to which this Agreement is ancillary and pursuant to which, among other things, Buyer will purchase all of the outstanding capital stock of the Company;

         WHEREAS, under the terms of the Stock Purchase Agreement, Shareholder received cash and other good and valuable considerations for Shareholder's shares of the Company; and,

         WHEREAS, for good and valuable consideration, Shareholder hereby agrees to enter into this Agreement; and

         WHEREAS, it is a condition to the closing of the Stock Purchase Agreement that that Shareholder enter into this Agreement, providing for covenants of Shareholder not to engage in activities that are detrimental to the Company, in order to insure for the Company and its affiliates the continued goodwill and reputation of the Company in the areas served by the Company.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the premises hereof, the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Shareholder hereby covenant and agree as follows:

         1. Definitions. Each capitalized term not defined herein shall have the meaning assigned to that term in the Stock Purchase Agreement.

         2. Nondisclosure. Shareholder acknowledges that, in the course of his or her relationship with the Company, he or she may have received and may receive certain trade secrets, financial records, lists of customers and other confidential information which is proprietary to the Company and knowledge concerning the business of the Company (hereinafter collectively referred to as "CONFIDENTIAL INFORMATION") which the Company desires to protect. Shareholder understands that the Confidential Information is confidential and he or she agrees not to reveal the

Confidential Information to anyone outside the Company or any of its Affiliates so long as the confidential or secret nature of the Confidential Information shall continue. Shareholder further agrees that he or she will at no time use the Confidential Information in competing with the Company or any of its Affiliates. Upon the reasonable written request of the Company, Shareholder shall surrender to the Company all papers, documents, writings and other property produced by him or coming into his possession by or through his relationship with the Company relating to or containing the Confidential Information and Shareholder agrees that all such materials will at all times remain the property of the Company. For the purposes of this Agreement, the term "CONFIDENTIAL INFORMATION" shall not include any information or knowledge which: (a) is now available or hereafter becomes available to the public without a breach by Shareholder of the terms stated in this Agreement; (b) is disclosed to Shareholder by a third party who is not under any obligation of secrecy or confidentiality; (c) a party is compelled by law to disclose; or (d) is now or hereafter becomes generally known in the industry of the Company.

         3. Covenant Not To Compete. For a period of two (2) years from the date of this Agreement or two (2) year beyond the term of his employment with the Company (whichever is longer), Shareholder agrees that he will not, as principal, agent, trustee or through the agency of any corporation, partnership, association or agent or agency, engage in any temporary computer support staffing business within a one hundred (100) mile radius of any office of the Company, International Software Designs, Inc., Pacific Data Group, Inc., Cutler-Williams Incorporated, Data Aid, Inc., Datronics Management, Inc., Regal Data Systems, Inc., K.C. Consulting Inc., Knauer Associates Systems Engineering, Inc. and/or COMSYS Technical Services, Inc. (the "TRADE AREA") in competition with the Company or any of its Affiliates, and shall not be the owner of more than ten percent (10%) of the outstanding capital stock of any corporation, or an officer, director or employee of any corporation, or a member or employee of any partnership or an owner or employee of any other business, which conducts a temporary computer support staffing business. During such period, Shareholder further agrees that he will not (1) directly or indirectly, in the Trade Area, induce any customer of the Company or any of its Affiliates to patronize any other individual or entity which conducts a temporary computer support staffing business in the Trade Area; (2) canvass or solicit any business of the type conducted by the Company or any of its Affiliates from any customer of the Company or any of its Affiliates; (3) directly or indirectly request or advise any customer of the Company or any of its Affiliates to withdraw, curtail or cancel such customer's business with the Company or any of its Affiliates; or (4) directly or indirectly disclose to any other person, firm or corporation the name or address of any customer of the Company or any of its Affiliates for the purposes of competing with the Company. For a period of one (1) year from the date of this Agreement, Shareholder further agrees that he will not, either directly or indirectly, through any person, firm, association or corporation with which he is now or may hereafter become associated, cause or induce any employee of the Company or any of its Affiliates on the date hereof to leave the employ of the Company or any of its Affiliates to accept employment with Shareholder or with such person, firm, association or corporation.

         4. Reasonable Restrictions. Shareholder represents to the Company that the enforcement of the restrictions contained in this Agreement would and will not be unduly burdensome to Shareholder and acknowledges that Shareholder is willing and able to compete in other geographical areas not prohibited by this Agreement. The parties to this Agreement hereby agree that the covenants contained in this Agreement are reasonable and necessary restrictions for the purpose of protecting the goodwill and other business interests of the Company, which includes the Company's expectation of expanding its business without competition from Shareholder for such period.

         5. Entire Agreement. Except for the Stock Purchase Agreement [and the Employment Agreement by and between Shareholder and Company], this Agreement contains the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes and is in full substitution for any and all prior agreements and understandings, whether written or oral, between said parties relating to the subject matter of this Agreement.

         6. Amendment. This Agreement may not be amended or modified in any respect except by an agreement in writing executed by the parties in the same manner as this Agreement.

         7. Assignment. This Agreement may be assigned without the consent of Shareholder in connection with the sale, transfer or other assignment of all or substantially all of the capital stock or assets of, or the merger of, the Company, provided that the party acquiring such capital stock or assets or into which the Company merge assumes in writing the obligations of the Company hereunder and provided further that no such assignment shall release the Company from its obligations hereunder. Otherwise, this Agreement may not be assigned by any party hereto without the prior written consent of all of the other parties.

         8. Successors. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns.

         9. Unenforceable Provisions. In the event that a court should determine that any restriction herein is unenforceable, the parties agree that this Agreement shall nevertheless be enforceable for the maximum term and maximum geographical area allowed by law.

         10. Remedies. Shareholder agrees that a breach or violation of any provision of this Agreement shall entitle the Company, as a matter of right, to an injunction, without necessity of posting bond, issued by any court of competent jurisdiction, restraining any further or continued breach or violation of such provision. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which the Company may show themselves justly entitled, including, but not limited to, specific performance and damages. The parties specifically agree that the remedy of damages alone is inadequate for a breach or violation of any provision of this Agreement by Shareholder. Further, during any period in which Shareholder is in





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
actual (as opposed to asserted) breach of any covenant in this Agreement, the time period of this Agreement shall be extended for the amount of time that Shareholder is in breach hereof.

         11. Notice. All notices, consents, requests, approvals or other communications in connection with this Agreement and all legal process in regard hereto shall be in writing and shall be deemed validly delivered, if delivered personally or sent by certified mail, postage prepaid, or by facsimile transmission (with confirmation of transmission). Unless changed by written notice pursuant hereto, the address of each party for the purposes hereof is as follows:

         If to Shareholder:
                                           -------------------------------------

                                           -------------------------------------

                                           -------------------------------------
                                           Telephone:
                                                     ---------------------------
                                           Facsimile:
                                                     ---------------------------
         With a copy to:
                                           -------------------------------------

                                           -------------------------------------

                                           -------------------------------------
                                           Telephone:
                                                     ---------------------------
                                           Facsimile:
                                                     ---------------------------

         If to Company:                    On-Line Resources, Inc.
                                           4400 Post Oak Parkway, Suite 1130
                                           Houston, Texas  77027-3413
                                           Telephone:       713/961-3633
                                           Facsimile:       713/627-1059
                                           Attention:  Mr. Michael T. Willis

         With a copy to:                   COREStaff, Inc.
                                           4400 Post Oak Parkway, Suite 1130
                                           Houston, Texas  77027-3413
                                           Telephone:       713/961-3633
                                           Facsimile:       713/627-1059
                                           Attention:  Peter T. Dameris, Esq.


Notice given by mail as set out above shall be deemed delivered only when actually received.

         12. Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning of or construction of any of the provisions hereof.

         13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (OTHER THAN THE CHOICE OF LAW PRINCIPLES THEREOF).

         14. Conditional Agreement. This Agreement and all rights, duties and obligations of Shareholder and the Company contained herein are expressly conditioned upon the closing of the Stock Purchase Agreement. In the event the Stock Purchase Agreement closes, the Closing Date thereof shall be the effective date of this Agreement.

         IN WITNESS WHEREOF, the parties have duly executed this Non-Competition and Confidentiality Agreement.

                                                "SHAREHOLDER"



                                                --------------------------------

                                                --------------------------------


                                                "COMPANY"

                                                ON-LINE RESOURCES, INC.

                                                By:
                                                    ----------------------------
                                                Name:
                                                Title:

                                  EXHIBIT D-1

                    NON-COMPETITION/NO SOLICITATION AGREEMENT


                 This NON-COMPETITION/NO SOLICITATION AGREEMENT (hereinafter "AGREEMENT") is entered into this _____ day of September, 1996, by and between _____________________ (hereinafter "EMPLOYEE") and ON-LINE RESOURCES, INC., a Florida corporation (hereafter "COMPANY") with respect to the following facts:

                 A. In the course of performing his/her job duties for the Company, the Company will provide Employee with certain confidential information, trade secrets, specialized training, and access to computer information which are the exclusive proprietary information and property of the Company. The Company desires to protect such information from disclosure and prevent unfair competition by the Employee during employment and for a one year period thereafter.

                 B. The Employee desires to be employed by the Company under the non-disclosure, confidentiality, nonsolicitation, and noncompete restrictions contained in this Agreement, and acknowledges that, as a function of employment in a specialized position with the Company, he/she will be provided, or will be in a position to access, utilize, create, obtain, and/or receive confidential information, trade secrets, training, and computer information which is the exclusive proprietary information and property of the Company.

                 C. In consideration of Employee's being given access to confidential and trade secret information, specialized training, stock options, benefits, access to various computer processes, designs, and programs, and/or for other valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties agree that the following provisions will govern during the Employee's employment with Company and for one year thereafter:

                 1.       Inventions.

                 Employee agrees that during employment he/she will promptly inform and disclose to the Company all copyrighted materials or programs, programs or materials subject to being copyrighted, inventions, designs, improvements and discoveries which he/she has or may have during his/her employment which pertain or relate to the business of the Company or to any research or experimental or developmental work carried on by the Company, or which results from or is suggested by any work performed by Employee on behalf of the Company or any of its customers. Such disclosure shall be made whether or not such programs, materials, inventions, designs, improvements and discoveries are conceived by the Employee alone or with others and whether or not conceived during regular working hours. All such copyrighted programs, materials, inventions, designs, improvements and discoveries shall be the exclusive property of the Company. At the Company's sole expense, the Employee shall assist in obtaining patents or copyrights on all such inventions, programs, materials, designs, improvements and discoveries deemed patentable or subject to copyright by the Company and shall execute all documents and do all things necessary to obtain letters, patent, or vest the Company with full and exclusive title thereto, and protect the same against infringement by others. Employee will not be entitled to additional compensation for any inventions or designs made during the course of his/her employment.

                 2.       Government Compliance.

                 Employee will comply and will take all action necessary to enable the Company to comply with all state and federal government rules, regulations and terms and conditions of contracts between agencies of the United States government or their contractors and the Company, which relate either to patent rights or to the safeguarding of information pertaining to the defense of the United States. Employee, at the time of signing this Agreement, has no right, title or interest in, or no right to assign (because it shall previously have been assigned) any copyrighted programs or materials, programs or materials subject to copyright, invention, design, improvement or discovery which pertains or relates to the Company's business.

                 3.       Trade Secrets.

                 Due to the nature of the Company's business, maintaining confidentiality of information regarding the Company's operations, activities and plans is especially important. Employee has an affirmative obligation to protect the Company's information. The parties acknowledge and agree that trade secret and confidential and proprietary information are valuable assets of the Company. Solely by virtue of specialized employment with the Company, Employee has acquired and will continue to acquire knowledge of and gain access to trade secrets and confidential and proprietary information of the Company. Such trade secrets and confidential and proprietary information is defined as all items, materials, and information (whether or not reduced to writing and whether or not patentable or copyrightable) which belong to the Company, relate to the present or future business of the Company, are kept confidential and secret by the Company, and are not generally known in the industry in which the Company is engaged.

                 Trade secrets and confidential and proprietary information includes, without limitation, customer lists, personnel lists, fee schedules, training manuals and materials, devices, inventions, processes and compilations of information, records and specifications, computer database, programs and software, financial data and plans, profit margins and pricing policies and practices, sales and marketing techniques, history, and data forecasts, and personnel training techniques and materials (hereinafter collectively referred to as "CONFIDENTIAL INFORMATION"). The failure to designate particular information as confidential and/or proprietary shall not preclude any later claim by the company that such information is confidential and proprietary.. Employee agrees that he/she shall not disclose, to any individual, corporation, firm or other entity, and Confidential Information, directly or indirectly, or use, cause, facilitate or allow any third party to use Confidential Information in any way, either during the term of his/her employment or for one year thereafter, except as required in the course of his/her employment with the Company.

                 All Confidential Information provided to Employee during his/her employment are the exclusive property of the Company and/or its customers. No Confidential Information or copies, summaries or compilations of any kind will be removed from the Company's premises or the premises of the Company's customers under any circumstances whatsoever without prior written consent of the Company. Employee promises to return all Confidential Information, including copies, summaries or compilations of such information to the Company upon termination of employment or at any other time at the request of the Company.

                 4.       Non-Solicitation

                 Employee agrees that he/she will not, during the term of his/her employment or for one year thereafter, do or commit any of the following acts:

                          a.      Induce, entice, hire or attempt to hire or
employ any employee of the Company on behalf of an individual or other entity who provides the same or similar services, processes, or products as the Company.

                          b.      Induce, or attempt to induce any employee or
other employees employed with the Company to leave the employ or cease doing business with the Company.

                          c.      Induce, or attempt to induce, any customer,
supplier, vendor or any other person to cease doing business with the Company.

                          d.      Induce or attempt to induce any individual to
violate the provisions or prohibitions contained in this Agreement.

                 5.       Non-Competition.

                 The services provided by Employee are of a special, unique and extraordinary nature. Employee shall not directly or indirectly (whether as owner, partner, consultant, employee or otherwise), at any time during his/her employment with the Company or any subsidiary or affiliate, or during the one-year period following termination, engage in or contribute his/her knowledge to any work or activity that involves a product, process, apparatus, or service which is then competitive with, or similar to, a product, process, apparatus or service provided directly by the Company. The limitations and restrictions contained in this paragraph shall apply only to present and former customers of the Company, located within a fifty (50) mile radius of any area which the Company maintains customers or engages in business, and for whom the Employee, while employed by the Company, has provided services within the twelve months prior to the date of his/her termination of employment. This paragraph does not apply to work performed on behalf of any individual or entity that is not a present or former customer of the Company, and for whom Employee has not performed services during the twelve months prior to his/her termination from the Company's employ.

                 Employee further agrees and acknowledges that if he/she is on an assignment with a Company client, he/she will not continue to perform that same or similar assignment on behalf of another employment agency for a period of one year after the date that Employee ceases to perform that assignment for Company.

                 6.       Remedy for Breach

                 Employee acknowledges that any violation of this Agreement shall result in immediate termination and dismissal and shall subject employee to a civil action for money damages by Company for any and all losses sustained as a result of the unauthorized release of any Confidential Information or the actions of Employee which may breach any provision of this Agreement.

                 Employee recognizes that the Company's remedies at law may be inadequate and that Company shall have the right to seek injunctive relief in addition to any other remedy available to it. If Employee breaches this Agreement or any of the covenants contained herein, the Company has the right to, and will seek, issuance of a court-ordered injunction as well as any and all other remedies and damages, to compel the enforcement of the terms stated herein. If court action is necessary to enforce this Agreement, Employee shall be responsible for the Company attorneys' fees and court costs.

                 It is agreed by the parties that in the event of a breach or threatened breach of any of the provisions in this Agreement, in addition to any other remedy provided for herein or at law, the Company shall have the right to notify Employee's then present or prospective employer of the terms of this Agreement (including but not limited to providing a copy of this Agreement) without in any manner being liable for such action.

                 7.       Waiver.

                 The failure of the company to insist upon strict adherence to one or more of the covenants and restrictions contained herein, on one or more occasions, shall not be construed as a waiver, nor shall such course of action deprive the Company of the right thereafter to require strict compliance with the same.

                 8.       Construction.

                 Employee acknowledges that the restrictions upon his/her employment and the geographical restrictions hereby imposed are fair and reasonable and are reasonably required for the protection of the Company. If any part of this Agreement is held unenforceable or invalid, the remaining parts thereof shall continue to be enforceable. If the provisions imposing geographic or time restrictions are deemed unenforceable by a court of competent jurisdiction, then such provisions for the purposes of this Agreement shall include the maximum geographic area or time period which a court of competent jurisdiction determines to be reasonable, valid and enforceable. To the extent that the court permits blue-penciling, the parties to this Agreement intend that the court will take all action necessary to revise this Agreement so as to create a binding and enforceable Agreement.

                 9.       Governing Law.

                 This Agreement shall be subject to and governed by the laws of the State of Texas, irrespective of the choice of law rules in the state of execution of this Agreement or performance of employment.

                 10.      Length of Employment.

                 Nothing contained in this Agreement shall be construed as guaranteeing Employee employment for any particular duration or length of time.

                 11.      Assignment.

                 This agreement may be assigned without the consent of Employee in connection with the sale, transfer or other assignment of all or substantially all of the capital stock or assets of, or the merger of, the Company, provided that the party acquiring such capital stock or assets or into which the Company merges assumes in writing the obligations of the Company hereunder and provided further that no such assignment shall release the Company from its obligations hereunder. Otherwise, the Agreement may not be assigned by any party hereto without the prior written consent of all of the other parties.

                 EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS READ THIS AGREEMENT AND UNDERSTANDS ITS MEANING AND CONSEQUENCE. EMPLOYEE VOLUNTARILY AND KNOWINGLY EXECUTES THIS AGREEMENT.

                                                   EMPLOYEE:


                                                   -----------------------------
                                                   Name:



                                                   COMPANY:

                                                   ON-LINE RESOURCES, INC.

                                                   By:
                                                      --------------------------
                                                   Name:
                                                   Title: